UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 10, 2016

ULTRAGENYX PHARMACEUTICAL INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36276	27-2546083
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Leveroni Court, Novato, California	94949
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 483-8800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 6, 2016, Ultragenyx Pharmaceutical Inc. (the “Company”) entered into a License and Collaboration Agreement (the “Collaboration Agreement”) with Takeda Pharmaceutical Company Limited (“Takeda”). Pursuant to the Collaboration Agreement, the Company obtained an exclusive license for a pre-clinical compound from Takeda in a pre-determined field of use, as well as an option to license additional Takeda product candidates. The Company and Takeda established a five-year research collaboration (the “Collaboration”) whereby the Company is responsible for substantially all development pursuant to an agreed research plan, and the Company will bear the development activities (except certain validation development activities relating to candidate products, for which Takeda will bear all costs) for option product candidates that the Company elects as part of the Collaboration. The Company also granted Takeda an exclusive option for Asian rights to any licensed products resulting from the Collaboration as well as an option to exclusively license one of the Company’s products for development and commercialization in Japan. If Takeda exercises any of its option rights to license a compound pursuant to the Collaboration Agreement, the parties will enter into a separate royalty-bearing license on customary terms.

For the initial licensed product from Takeda, the Collaboration Agreement provides for royalties payable to Takeda in the high-single digits to low-teens on tiered net sales levels of products during the royalty term. If successful, the Company will be required to make milestone payments to Takeda of up to $7.5 million in development milestone payments, $75 million in regulatory milestone payments and $150 million in commercial milestone payments for such product.

In connection with the Collaboration Agreement, the Company and Takeda also entered into a Common Stock Purchase Agreement dated June 6, 2016 (the “Purchase Agreement”). Pursuant to the Purchase Agreement, Takeda will purchase 374,590 shares of the Company’s common stock (“Shares”) for total consideration of $40,000,000, which represents a purchase of $25,000,000 of Shares based on the 30-day volume weighted-average price of the Company’s common stock (the “VWAP”) prior to June 6, 2016, plus an additional $15,000,000 cash premium. Beginning 3 months after the effective date of the Collaboration, the Company has the option, exercisable in its sole discretion, to require Takeda to purchase an additional $25,000,000 in Shares at the then-current 30-day VWAP, with such right expiring on the first anniversary of the effective date of the Collaboration. Contingent upon achieving a specific development milestone on a second product candidate under the Collaboration Agreement, the Company has a second option, exercisable in its sole discretion, to require Takeda to purchase an additional $10,000,000 in Shares at the then-current 30-day VWAP. Pursuant to the terms of the Purchase Agreement, Takeda is subject to a 180-day lock-up provision related to the initial Shares, is subject to a 5-year standstill (subject to customary exceptions or release) and has registration rights for the Shares.

After the initial 5-year term, Ultragenyx may terminate the Collaboration Agreement for the licensed product for convenience upon providing prior written notice. The Collaboration Agreement is also terminable prior to the 5-year term for material breach for certain events as defined. The Purchase Agreement may be terminated at any time prior to the purchase of the initial Shares (i) by the mutual written consent of Takeda and the Company, (ii) upon the termination of the Collaboration Agreement or (iii) in the event of certain breaches of the representations and warranties or covenants set forth the Purchase Agreement.

The Shares are being offered and sold in a private placement that is exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

The closing of the transactions contemplated by the Collaboration Agreement and Common Stock Purchase Agreement are subject to Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR) review and the satisfaction of other customary closing conditions.

Item 3.02	Unregistered Sales of Equity Securities

The disclosure set forth above regarding the offering and sale of the Shares pursuant to the Purchase Agreement is incorporated herein by reference.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 10, 2016

ULTRAGENYX PHARMACEUTICAL INC.

By:	/s/ Shalini Sharp
Name: Shalini Sharp
Title: Executive Vice President, Chief Financial Officer

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